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Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Presentation of
First Clinical Data for Genentech’s Trastuzumab-MCC-DM1

CAMBRIDGE, MA, December 15, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN) announced the presentation today of the initial findings from a Phase I clinical study that evaluates Genentech’s trastuzumab-MCC-DM1 for the treatment of HER2-positive metastatic breast cancer. Trastuzumab-MCC-DM1 is being developed by Genentech and uses ImmunoGen’s Tumor-Activated Prodrug (TAP) technology. The compound comprises Genentech’s trastuzumab anti-HER2 antibody and ImmunoGen’s DM1 cell-killing agent. ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells.

“We’re delighted with the clinical findings with trastuzumab-MCC-DM1 being reported today,” commented Mitchel Sayare, ImmunoGen Chairman and CEO. “A primary reason we outlicense our technology to other companies is to enable the development of TAP compounds to antibody targets beyond those available for our own product programs, thus broadening the pool of cancer patients who potentially may benefit from our technology.”

The poster is being presented at the 29th Annual San Antonio Breast Cancer Symposium taking place in San Antonio, TX. The presentation is being made by Howard Burris, MD, of the Sarah Cannon Research Institute in Nashville, TN.

The findings presented are from the first seven patients in an ongoing Phase I trial designed to assess the safety, tolerability and pharmacokinetics of trastuzumab-MCC-DM1 given every three weeks to patients with HER2-positive metastatic breast cancer. To qualify for enrollment, patients must have incurable, locally advanced or metastatic breast cancer and must have progressed on a chemotherapy regimen containing trastuzumab (Herceptin®). Increasing doses of trastuzumab-MCC-DM1 are given to new patients until the maximum tolerated dose (MTD) is established.

The highest two dose levels that have been evaluated are 2.4 mg/kg and 4.8 mg/kg. The patient receiving the 2.4 mg/kg dose level had an objective partial response (PR) by RECIST criteria.

Dose limiting but rapidly reversible thrombocytopenia was observed in the patient treated at the 4.8 mg/kg dose level. No cardiac toxicity was observed in the seven study patients to date. Enrollment is ongoing to define the MTD for trastuzumab-MCC-DM1 when administered on a three-week schedule.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s collaborators - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-MCC-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor, Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of products by our collaborators, as well as to the Company’s development of its own products. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech.

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